Exhibit 10.41

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT entered into by and between MCG Capital Corporation (the “Company”), a Delaware corporation and Steven F. Tunney, an individual (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement (the “Agreement”) dated as of September 18, 2006, which may be modified by a writing signed by the Parties pursuant to Section 12(a) of the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to ensure compliance with Section 409A of the Internal Revenue Code.

NOW THEREFORE, the Agreement is hereby amended as follows, effective December 31, 2008:

1. Section 5(b)(ii) shall be amended to read as follows:

“(ii) The Company shall pay to the Executive or his beneficiaries, no later than 90 days following the Executive’s termination of employment by reason of death or Disability, an amount equal to the Annual Bonus that the Executive would have been entitled to receive in respect of the fiscal year in which the Executive’s Termination Date occurs had he continued in employment until the end of such fiscal year, calculated as if all target performance targets and goals, if applicable, had been fully met by the Company and by the Executive, as applicable, for such year, multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365; and”

2. Section 5(c) shall be amended by replacing the first paragraph with the following:

“(c) If the Executive’s employment with the Company shall be terminated (1) by the Company other than for Cause, death, or Disability, or (2) by the Executive for Good Reason, then, subject to the Executive promptly signing (no later than 30 days following the Termination Date) and not revoking a release of claims in substantially the form attached hereto as Exhibit A, the Executive shall be entitled to the benefits as provided below; provided, that no amount shall be payable pursuant to this Section 5(c) on or following the date the Executive first violates any of the covenants set forth in Section 7:”

3. Section 6(b) shall be amended by deleting the last two sentences thereof and replacing them with the following:

“The Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).”

4. Section 6(c) shall be amended by adding the following to the end of the first paragraph:

“Any Underpayment shall be paid no later than the end of the year following the year in which the Excise Tax is remitted to the applicable governmental tax authorities.”

5. Section 12(c) shall be added to read as follows:

“(c) References in this Agreement to a termination of employment or separation from service of any type shall be interpreted as references to a separation from service, within the meaning of Section 409A of the Code and the regulations thereunder, with the Company and all entities treated as a single employer with the Company pursuant to Section 409A and the regulations thereunder. The Termination Date shall not be earlier than the Executive’s separation from service nor later than 90 days after the Executive’s separation from service. Any reimbursements of expenses under this Agreement, including reimbursements pursuant to Section 3(e), shall be paid no later than March 15 of the year following the year in which the related expenses are incurred.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer, and the Executive has executed this amendment on the date shown below.

MCG CAPITAL CORPORATION

/s/ Samuel G. Rubenstein		Date: 12/23/08
Name:	Samuel G. Rubenstein
Title:	Executive Vice President

EXECUTIVE: Steven F. Tunney

/s/ Steven F. Tunney		Date: 12/19/08

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